Exhibit 99.1

OurPet’s Company 1300 East Street Fairport Harbor, OH 44077-5573, USA (800) 565-2695 * Phone (440) 354-6500 Fax (440) 354-9129 * www.ourpets.com

FOR IMMEDIATE RELEASE

OurPet’s Announces Scott Mendes Appointed Chief Financial Officer

FAIRPORT HARBOR, Ohio—February 2, 2009—OurPet’s Company (OTC BB:OPCO), a growing designer, developer, producer, and marketer of accessory and consumable pet products (www.ourpets.com), today announced that Scott Mendes has been named Chief Financial Officer, effective February 2, 2009. Mr. Mendes will report to Steven Tsengas, PhD, President and Chief Executive Officer.

Mr. Mendes will be filling a newly created position and will be replacing duties performed by the Company’s controller John Murchie who is retiring. Mr. Mendes has a BA and an MBA from Vanderbilt University. Mr. Mendes comes to OurPet’s from Safeguard Properties Inc. of Brooklyn Heights, Ohio, where he was most recently the company’s controller. During Mr. Mendes’ 12 years at Safeguard, his accounting controls and systems helped grow the company from 35 employees with revenues of $7 million to 500 employees with revenues of $300 million.

Dr. Steven Tsengas, PhD, President and Chief Executive Officer stated, “For over eight years, John Murchie has helped guide OurPet’s from a small start-up company with 75 product to a leading designer, developer, producer and marketer of over 400 pet products. I have enjoyed working with John and appreciate the hard work and dedication that he has given. I wish John the best with his retirement. I am pleased to welcome Scott to OurPet’s. As a native of Northeast Ohio, Scott is a highly ambitious, experienced, and motivated manager with a background in both operations and finance. Scott’s experience will be very helpful as we profitably growing our business.”

About OurPet’s Company:

OurPet’s designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. The SmartScoop® product line offers the most complete solution to cat waste and odor control and includes the SmartScoop© Self-Scooping Litter Box (patent pending), activated carbon filters, no-touch waste bags, litter box ramps (patent pending), no-stick litter box sprays (patent pending), odor control litter box sprays and Scoop-N-Sift (patented) Investors and customers may visit www.ourpets.com for more information about the Company and its products.

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign rates; rising costs for raw materials and the unavailability of sources of supply; the timing of orders booked; our ability to successfully defend the alleged patent infringement actions against us and the other risks that are described from time to time in OurPet’s SEC reports.

CONTACT		INVESTOR RELATIONS:
OurPet’s, Company	-or-	SM Berger & Company, Inc.
Dr. Steven Tsengas		Andrew Berger
(440) 354-6500 (Ext. 111)		(216) 464-6400